Exhibit 99.1

Capstone Targets $100M Run Rate

Increases Q4 Revenue and Executes Strategic Brand Expansion

Revenue Up over 8% in Q4 Year-Over-Year

Toro Stone Launched in 6 New States

ALSIP, IL, April 1, 2025 – Capstone Holding Corp. (the “Company” or “Capstone”), (NASDAQ: CAPS), a national building products distribution company that has successfully grown its business organically and through well-timed acquisitions, announced financial results for the full year ended December 31, 2024.

Matt Lipman, CEO of Capstone, said,

“I’m proud of the team’s execution and focus on growth in the second half of the year. As the parent company, our mission is clear: double the size of the business through targeted, strategic acquisitions—and we believe we’re well on our way. We remain focused on scaling efficiently.”

The Company is targeting an operating company revenue run rate by the end of 2025 of $100 million and Adjusted Instone EBITDA of at least $10 million.1

Kevin Grotke, CEO of TotalStone, LLC (dba “Instone”), a wholly owned operating subsidiary of Capstone and its primary business activity, said,

“I’m incredibly proud of our team’s execution and their sharp focus on customer acquisition and top-line growth. Their efforts have laid a strong foundation for continued success, and I’m excited to see the momentum carry into 2025 as we work toward achieving our ambitious goals—particularly the growth of our proprietary brands.”

Capstone continues to position itself as a premier, national platform in the building products space. The Company is expanding its geographic footprint, strengthening its portfolio of proprietary brands, and delivering exceptional value to customers and stakeholders alike.

FY 2024 Corporate and Operational Highlights

●	Set Acquisition Strategy for 2025:

○	Focused on Tuck-In Acquisitions, Sister Companies, and Platform Acquisitions

○	Deal environment and structures remain favorable

▪	Acquisition multiples of 4-6x EBITDA

▪	20%- 45% of consideration as non-cash

○	Majority of activity centers around strategic Tuck-In Acquisitions to accelerate Instone’s earnings. Multiple sister company opportunities currently under review

●	Q4 Revenue and Unit Volume Growth:

Instone delivered over 8% year-over-year revenue growth in the fourth quarter of 2024.

●	Successful Launch of Toro Stone:

- Installed 90 displays across 6 new states

- Received orders from over 50 customers

●	Operational Efficiencies:

- Completed targeted cost reduction initiatives

- Achieved improved gross margins

For more details, see Capstone’s annual report on the Form 10-K, available online, here.  A detailed power point presentation of the Fiscal 2024 Update and targets for 2025 can be found online, here. Matt Lipman has also recorded a discussion of the presentation that is available at the same website.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Capstone Holding Corp. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Capstone’s beliefs and expectations about: (i) possible future acquisitions including, but not limited to, acquisition multiples and the percentage of acquisition consideration that will be non-cash; (ii) revenue run rate; and (iii) Adjusted Instone EBITDA run rate are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission, available for review at www.sec.gov. All information provided in this press release is as of the date of the press release, and Capstone Holding Corp. undertakes no duty to update such information, except as required under applicable law.

In addition to figures prepared in accordance with GAAP, Capstone from time to time presents alternative non-GAAP performance measures, e.g., EBITDA, adjusted EBITDA, adjusted net profit/loss, adjusted earnings per share, free cash flow.  These measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Alternative performance measures are not subject to GAAP or any other generally accepted accounting principle. Other companies may define these terms in different ways.

About Non-GAAP Financial Measures (Adjusted Instone EBITDA)

Capstone uses non-GAAP Adjusted Instone EBITDA as a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (GAAP). A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows of a company. Adjusted Instone EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income (loss), operating income (loss), or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity.

We believe that Adjusted Instone EBITDA is a useful performance measure and is used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone. We define “Adjusted Instone EBITDA” as earnings (loss) before interest expense, any income taxes, depreciation and amortization expense, management fees incurred by Instone payable to Capstone and Brookstone, Instone board fees, share-based compensation, change in fair value of contingent consideration, and transaction costs.

Note 1: The $100 million revenue and $10 million Adjusted Instone EBITDA numbers are targets for 2025 that include anticipated acquisitions.  As these targets are dependent on closing acquisitions during 2025, the Company is unable to include a reconciliation of forward-looking non-GAAP results to the corresponding GAAP measures as they are not available without unreasonable effort due to the uncertainties regarding the future identification and closing of acquisition targets.

About Capstone Holding Corp. (CAPS)

Capstone Holding Corp. is a building products distribution company that has successfully grown its business organically and through well-timed acquisitions. We intend to use the distribution backbone of our operating subsidiary, that currently services 31 US states, to provide a value-added platform to make acquisitions. A key differentiator of the Company’s strategy is that it maintains over half of its revenue from brands it owns or controls. Current products include stone veneer, landscape stone, and modular masonry fireplaces. Capstone’s corporate headquarters is located in Alsip, Illinois. For more information, please visit the Company’s website: www.capstoneholdingcorp.com.

Contact:

Matthew Lipman
Chief Executive Officer
Capstone Holding Corp.
Email: investors@capstoneholdingcorp.com
Website: www.capstoneholdingcorp.com

SOURCE: Capstone Holding Corp.

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